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                                  EXHIBIT 23.4

                   CONSENT OF BANKERSBANC CAPITAL CORPORATION


December 17, 2003


We hereby consent to the use of our name and to the description of our opinion letter, to be signed and dated the date of the Joint Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") forming a part of this Registration Statement on Form S-4 of CNB Holdings, Inc., under the caption "Opinion of CNB's Financial Advisor," and to the inclusion of such opinion letter as Exhibit C to the Proxy Statement/Prospectus. In giving such consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder.




                                    /s/ BankersBanc Capital Corporation